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                                                                    Exhibit 4.8

                                   INSTRUMENT

                                       OF

                                  AUTHORIZATION

                        MULTIMEDIA COMMUNICATIONS SERVICE

                                  TNL PCS S.A.

                                     ANATEL


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                                    EXHIBIT I

INSTRUMENT PVST/SPV NO. 014/2006 - ANATEL

     INSTRUMENT OF AUTHORIZATION TO RENDER MULTIMEDIA COMMUNICATIONS SERVICE OF PUBLIC INTEREST, ENTERED INTO BETWEEN AGENCIA NACIONAL DE TELECOMUNICACOES
     - ANATEL AND TNL PCS S.A.

By this instrument, AGENCIA NACIONAL DE TELECOMUNICACOES (the National Telecommunications Agency), hereinafter referred to as ANATEL, a FEDERAL GOVERNMENT entity, pursuant to Law No. 9472 of July 16, 1997, the General Telecommunications Law (Lei Geral de Telecomunicacoes - LGT), enrolled in the National Register of Legal Entities of the Finance Ministry (CNPJ/MF) under No. 02.030.715/0001-12, herein represented by its Deputy President, PLINIO DE AGUIAR JUNIOR, Brazilian, married, engineer, bearer of identity card RG No. 1.818.065-IFP/RJ and enrolled in the Individual Taxpayers' Register of the Finance Ministry (CPF/MF) under No. 025.211.057-91, jointly with Board Member LUIZ ALBERTO DA SILVA, Brazilian, married, attorney, bearer of identity card RG No. 322.597-SSP/DF and CPF/MF No. 001.265.786-72, on one part, and TNL PCS S.A., enrolled in CNPJ/MF under No. 04.164.616/0001-59, represented herein by its President, LUIZ EDUARDO FALCO PIRES CORREA, Brazilian, married, engineer, bearer of identity card RG No. 6.056.736-SSP/SP and CPF/MF No. 052.425.988-75, and by its Regulatory Strategy Director, CARLOS ALBERTO MACEDO CIDADE, Brazilian, married, attorney, bearer of Identity Card RG No. 16.800-Brazilian Bar Association, Federal District Chapter (OAB/DF), and CPF/MF No. 323.614.320-72, hereinafter referred to as AUTHORIZED PARTY, on the other part, enter into this INSTRUMENT OF AUTHORIZATION, Act No. 54.551, Anatel Proceeding No. 5300.0010659/1994, which shall be governed by the following rules and conditions:


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SECTION I - AUTHORIZED SERVICES, SERVICE AREA AND AUTHORIZATION AMOUNT

1.1. This Instrument ratifies, pursuant to the foregoing, the authorization issued to company TNL PCS S.A., identified above, to provide Multimedia Communications Service of public interest, under a private system, without exclusivity, hereinafter referred to as SCM.

     1.1.1. The SCM is a fixed telecommunications service that allows for the offering, in both national and international territories, of transmission, issuance and reception of multimedia information through any means, to subscribers within a service area.

     1.1.1.1. "Subscriber" means any individual or legal entity that has a contractual bond with the AUTHORIZED PARTY to use the SCM.

1.2. This Instrument does not grant the AUTHORIZED PARTY any exclusivity rights or prerogatives, or any privileges in the rendering of the SCM.

1.3. The service area established by the Authorization hereunder is the Brazilian territory and the Authorization is issued for an indeterminate term.

1.4. The Authorization to render the SCM totals the amount of nine thousand reais (R$9,000.00).

SECTION II - APPLICABLE LAW

2.1. Without prejudice to the other rules set forth under the Brazilian legal system, Law 9472/97 and the regulations ensuing from it shall govern this Authorization. The AUTHORIZED PARTY shall comply with the conditions laid down in the laws, regulations, rules and plans applicable to the service, to wit:


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     a)   Decree No. 2617 of June 5, 1998;

     b) Regulations on Telecommunications Services, approved by Resolution No. 73 of November 25, 1998;

     c) Regulations on Determination of Control and Transfer of Control in Telecommunications Service Companies, approved by Resolution No. 101 of February 4, 1999;

     d) Regulations on Multimedia Communications Service, approved by Resolution No. 272 of August 9, 2001;

     e)   Precedent No. 006, of January 24, 2002;

     f) Regulations on Use of Radio Frequencies Spectrum, approved by Resolution No. 259 of April 19, 2000;

     g) General Interconnection Regulations, approved by Resolution No. 40 of July 23, 1998; and

     h) Regulations on Procedures for Contracting of Services and Acquisition of Equipment or Materials by Telecommunications Service Providers, approved by Resolution No. 155 of August 16, 1999;

     2.1.1. Other normative instruments applicable to the services being replaced by the SCM shall remain in effect until they are replaced, pursuant to article 214 of the General Telecommunications Law - LGT in that they do not conflict with the SCM Regulations.


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SECTION III - RIGHTS AND CONDITIONS OF THE AUTHORIZED PARTY

3.1. AUTHORIZED PARTY is entitled to freely provide the service established herein under a private system and in the public interest, and must observe the rights and conditions established in Sections II and III of Title II of the Regulations on Telecommunications Services and the regulations specifically applying to the service.

3.2. AUTHORIZED PARTY is not allowed to condition the rendering of the SCM on the acquisition of any other service or facility that is offered through it or its affiliates, controlled parties or controllers, or to condition advantages to subscribers on the purchase of other applications or additional services to the SCM, even if through third parties.

     3.2.1. AUTHORIZED PARTY may, at its discretion, grant discounts, make promotions, seasonal reductions, and reductions during low demand periods, among others, provided it does so in a non-discriminatory way and according to objective criteria.

3.3. AUTHORIZED PARTY may not prevent the subscriber, by a contract or any other means, from being served by other telecommunications services or networks.

3.4. AUTHORIZED PARTY shall not carry out transmission, issuance and reception of any information, which may be typified as rendering of Broadcasting Service or Pay TV Service, Service of Distribution of Multichannel Multipoint Signals
(MMDS) or Satellite Pay TV and Audio Signal Distribution Service (DTH), and it shall not provide video and audio signals to subscribers in an unrestricted and simultaneous fashion, as and on the conditions established in the regulations applicable to such services.

     3.4.1. When providing the SCM, video and audio signals may be carried in a non-permanent manner, either upon execution of a specific agreement or upon payment of each event, that is, the transmission of TV Executiva (Executive TV), video conferences, carriage of signals of programming distributor or producer companies to providers of Broadcasting Services or Pay TV, MMDS and DTH services, and transmission of programming between broadcasting stations.


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     3.4.2. When providing the SCM, the carried signal cannot be directly and freely received by the public at large as the Broadcasting Service, and cannot be distributed simultaneously to the subscribers, such as the Pay TV, MMDS and DTH services.

3.5. When providing the SCM, it is not permitted to offer services that have the characteristics of a Switch Fixed Telephone Service to the public at large
(STFC), and especially, telephone traffic cannot be forwarded through the SCM network, which is simultaneously originated and terminated at the STFC networks.

3.6. AUTHORIZED PARTY shall observe the quality parameters established in both the regulations and the agreement entered into with subscribers, with respect to the rendering of the service and operation of the network.

3.7. AUTHORIZED PARTY shall, upon request, provide Anatel with technical and operational or economic information, particularly those related to the number of subscribers and the coverage area, as well as to the amounts ascertained by AUTHORIZED PARTY in connection with the quality parameters, and it shall permit that Anatel representatives have access to its facilities or documents, upon request.

     3.7.1. Anatel shall treat as confidential, to the extent applicable, the information provided, pursuant to article 39 of Law No. 9472 of 1997, and article 64 of Agencia Nacional de Telecomunicacoes Regulations, as approved by Decree No. 2338 of 1997.

3.8. In contracting the services and acquiring equipment and materials associated with the service that is the subject matter of this Instrument, the AUTHORIZED PARTY undertakes to take into consideration independent suppliers' offers, including the national ones, and to ground its decisions concerning the several offers presented on compliance with objective criteria as to prices, delivery conditions, and technical specifications established in applicable regulations.


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     3.8.1. The procedures set out in the Regulations on Procedures for
Contracting of Services and Acquisition of Equipment or Materials by Telecommunications Service Providers, as approved by Resolution No. 155 of Anatel, dated August 5, 1999, shall apply to the contracting in point.

3.9. AUTHORIZED PARTY undertakes to pay for the charges arising from the rendering of SCM, including, among others, the Installation and Operation Monitoring Fees, the Telecommunications Technological Development Fund, and the Telecommunications Services Universalization Fund, pursuant to the regulations.

3.10. In the event of adaptation, under the terms of article 68 of the Regulations on Multimedia Communications Service, the AUTHORIZED PARTY undertakes to comply with the commitments assumed before its subscribers at a date preceding the execution of this Instrument, with due regard for the conditions of the agreements that have been signed and the obligations established in this Instrument, and in the event of a conflict, whatever is more favorable to the subscriber shall prevail.

     3.10.1. AUTHORIZED PARTY expressly undertakes to maintain the agreement for rendering of the replaced service for its term of effectiveness.

SECTION IV - RIGHTS AND DUTIES OF SUBSCRIBERS

4.1. SCM subscriber, without prejudice to the provisions set forth under applicable law, shall be entitled to:

I - access to the service upon contracting with the AUTHORIZED PARTY;

II - non-discriminatory treatment as to access conditions and the fruition of the service;

III - access to proper information as to the conditions pertaining to provision of the service, in its various applications, additional contracted facilities and respective prices;


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IV - the inviolability and secrecy of communications, in compliance with the constitutional and legal events and conditions regarding breach of telecommunications confidentiality;

V - prior cognizance of any and all changes made to the conditions for the providing of the service, which may affect it directly or indirectly;

VI - cancellation or interruption of the service provided, at any time and without additional charges;

VII - non-suspension of the service without requesting it, except for a debt directly resulting from its use or for noncompliance with the duties set out in article 4 of Law 9472 of 1997;

VIII - prior knowledge of the conditions for suspension and interruption of the service;

IX - observance of its privacy in billing documents and in the use of its personal data by the AUTHORIZED PARTY;

X - efficient and prompt answer to its complaints by the AUTHORIZED PARTY;

XI - forwarding of complaints or the filing of proceedings against the AUTHORIZED PARTY before ANATEL or before the consumer protection entities;

XII - redress for the damages caused as a result of the breach of its rights;

XIII - replacement of its access code, should it be the case, pursuant to the regulations;

XIV - not be obliged or induced to acquire goods or equipment in which the subscriber is not interested, and not be compelled to submit to any condition, except for technical matters involving receipt of the service, pursuant to the regulations;


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XV - have all of the rights relating to the rendering of the services reestablished as from remedy of the default or upon execution of an agreement with the AUTHORIZED PARTY, whereupon the information annotated about the default shall be immediately excluded;

XVI - have its access to the requested facilities or utilities blocked, either temporarily or permanently, partially or totally;

XVII - continuity of the service for the contractual term; and

XVIII - receipt of billing document specifying the amounts charged.

     4.1.1. In the event of adaptation, pursuant to the terms of article 68 of the Regulations on Multimedia Communications Service, the subscriber, without prejudice to the other items listed above, shall be entitled to:

I - maintain the replaced service agreement during its term of effectiveness;

II - the option to terminate the replaced service agreement and to contract a new service.

4.2. The SCM subscriber shall have the following duties, among others:

I - to properly use the service, equipment and telecommunications networks;

II - to preserve the assets of the AUTHORIZED PARTY and those intended for the public at large;

III - to make payment for the rendering of the service, subject to the provisions established in the Service Regulations;


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IV - to arrange for an adequate place and the infrastructure required for the correct installation and operation of the AUTHORIZED PARTY's equipment, as applicable; and

V - to connect to the AUTHORIZED PARTY's network only the terminals that have been certified or accepted by Anatel.

SECTION V - ANATEL'S PREROGATIVES

5.1. Anatel may impose conditions to the providing of the SCM, pursuant to article 128 of the LGT.

5.2. Anatel may order that the AUTHORIZED PARTY stop transmissions immediately from any telecommunications station that may cause harmful interference to the regularly installed telecommunications services until said interference has been eradicated.

5.3 - Anatel may carry out a survey to determine the subscribers' satisfaction as to the service being provided by the AUTHORIZED PARTY, and disclose the results of this survey to the community.

SECTION VI - CONDITIONS FOR THE RENDERING OF THE SERVICE

6.1 - AUTHORIZED PARTY shall begin to render the service within 18 months as from the date of publication of the instrument of authorization for rendering of the service in the Official Gazette of the Federal Executive - DOU.

     6.1.1. The timeframe set out in this clause may be extended only once, for no more than 12 months, provided that Anatel considers the reasons for such extension to be relevant.

     6.1.2. The timeframe for commencement of the commercial operation of the service, whenever it depends on a specific radio-electric system, shall start to run as


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of the date of publication of the instrument of authorization for radio frequency use, in the DOU.

     6.1.3. In the event of a change pursuant to article 68 of the Regulations on Multimedia Communications Service, the AUTHORIZED PARTY shall comply with the following rules:

     6.1.3.1. The AUTHORIZED PARTY that has already initiated the rendering of the service may not interrupt it as a result of the change.

     6.1.3.2. The AUTHORIZED PARTY that has not initiated the rendering of the service at the time of publication of its Instrument of Change, shall do so within the timeframe set out in the Instrument of Authorization for the service that is being changed.

     6.1.3.3. The change shall be made in order to assure, as applicable, the right to use radio frequency for the remaining term of the former instrument of authorization, the possibility of extension being maintained.

6.2. The conditions for granting of authorization and coordination of use of radio frequencies are established in the Regulations on Use of Radio Frequency Spectrum, approved by Resolution No. 259 of April 19, 2001.

6.3. AUTHORIZED PARTY shall deliver to Anatel, within at most 180 days as of the instrument of authorization, a summary of the Installation Project, as a condition for issuance of authorization to install the system.

     6.3.1. The Installation Project shall be compatible with the Basic Project attached hereto.


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     6.3.2. The summary of the Installation Project shall be attached to this
Instrument of Authorization, which is deemed to be a supplement to the Basic Project.

     6.3.3. In the event of a change pursuant to article 68 of the Regulations on Multimedia Communications Service, the AUTHORIZED PARTY shall, within at most 180 days of the date of publication of the Instrument of Change, submit to Anatel a summary of the Installation Project, as provided for in Exhibit III to the SCM Regulations.

6.4. AUTHORIZED PARTY, as such, shall not have any vested rights to continue the conditions in effect on the execution date hereof, and shall observe the new conditions that may be imposed by law or by regulations to be issued by ANATEL, within the timeframes established in the regulations.

6.5. AUTHORIZED PARTY, at the time of installation of the station, shall:

I - observe the municipal guidelines and other applicable legal requirements as to the buildings, towers and antennas, as well as the installation of physical lines in public areas;

II - assure that the installation of its stations be carried out in accordance with applicable regulations;

III - achieve consignment of the necessary radio frequency, in case it does not utilize only confined means or third-party means;

6.6. AUTHORIZED PARTY is responsible, before both the subscriber and Anatel, for the rendering and execution of the service.

     6.6.1. AUTHORIZED PARTY shall be fully responsible for rendering and performing the service to the subscriber, as well as for the correct functioning of the service


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support network, even if the latter is owned by third parties; in this case, the right of recourse shall be assured.

     6.6.2. AUTHORIZED PARTY's responsibility before the Agency shall also include the proper functioning of the support network for the service, including when such network is owned by third parties.

6.7. The interested parties shall be allowed to use the SCM support networks when providing value added services (SVA), in a non-discriminatory fashion and for fair and reasonable prices and conditions.

     6.7.1. Anatel shall establish rules to assure the utilization of the SCM networks to support the rendering of SVA, and shall also regulate the relationship between the providers of such services and the SCM providers, as established in article 61, paragraph 2 of Law 9472 of 1997.

6.8. AUTHORIZED PARTY shall be entitled to use networks or network elements pertaining to other telecommunications service providers of public interest, in a non-discriminatory fashion and for fair and reasonable prices and conditions.

     6.8.1. AUTHORIZED PARTY shall authorize other telecommunications service providers of public interest to use its networks or elements of such networks, in a non-discriminatory fashion and for fair and reasonable prices and conditions.

6.9. The remuneration for the use of networks shall be freely established between AUTHORIZED PARTY and the other telecommunications service providers of public interest.

6.10. When rendering the SCM, the utilization of equipment that has not been certified or accepted by Anatel, provided this is required by the regulations, shall be prohibited.


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6.11. Without prejudice to other quality parameters that may be defined by
Anatel, the SCM shall have the following quality parameters:

I - the supply of signal carriage, with due regard for the characteristics established in the regulations;

II - the availability of the service at the contracted levels;

III - the issuance of electromagnetic signals at the levels set out in the regulations;

IV - the unequivocal, full and reasonably prior disclosure of information to its subscribers regarding changes in prices and conditions for fruition of the service;

V - the prompt answer to requests and complaints by the subscribers;

VI - the number of complaints against the AUTHORIZED PARTY; and

VII - the supply of information required to obtain the quality indicators for the service, facility, as well as economic and financial indicators, so as to enable an evaluation of the quality of the service rendered.

6.12. The service agreement signed with the subscriber shall observe:

I - the rights and duties of the AUTHORIZED PARTY;

II - the rights and duties of the subscribers;

III - the number of the Subscriber Service Center, as well as the AUTHORIZED PARTY's web site on the Internet, where the subscriber can find information on the service, including specifications for connection of telecommunications terminals to support networks;


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IV - Anatel's address, as well as its library's web site, where people can find full copies of the service regulations;

V - Anatel's Service Center telephone number; and

VI - the quality parameters for the service, as provided for in item 6.11 of this Instrument of Authorization.

6.13. AUTHORIZED PARTY shall keep a toll-free 24-hour telephone service center for its subscribers, seven days a week.

6.14. In case of interruption or deterioration of the service quality, the AUTHORIZED PARTY shall discount from subscription an amount that is proportional to the number of hours or a fraction of more than 30 minutes.

     6.14.1. The necessity of interruption or deterioration of the service due to maintenance, network expansion or similar reasons shall be fully informed to the subscribers to be affected thereby at least one week in advance, and the respective costs shall be discounted from the subscription at the ratio of 1/30 (one thirtieth) per day or fraction of more than four hours.

     6.14.2. The interruption or deterioration of the service for more than three consecutive days, and which affects more than 10% of the subscribers shall be informed to Anatel through a notice expounding the reasons that cause such interruption or deterioration and the actions developed to regularize the service and to prevent further interruptions.

     6.14.3. AUTHORIZED PARTY shall not be required to make a discount if the interruption or deterioration of the service occurs due to events of force majeure or acts of God, and it shall be charged with the burden of proof.


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SECTION VII - INTERCONNECTION PROVISIONS

7.1. Interconnection between the SCM support networks and between such networks and those of other telecommunications services of public interest shall be mandatory when requested, subject to the provisions of Law 9472 of 1997, and to the General Interconnection Regulations, approved by Resolution No. 40 of July 23, 1998.

SECTION VIII - COMPLIANCE WITH GENERAL ANTITRUST RULES

8.1. AUTHORIZED PARTY undertakes to render the service authorized herein strictly in accordance with the antitrust rules, without adversely affecting free competition, and to not arbitrarily increase profits or abusively exercise a dominant position on the market.

     8.1.1. In the event of a concrete situation or of a complaint based on abuse of price, imposition of abusive contractual conditions, discriminatory treatment or practices tended to eliminate competition in an unfair manner, Anatel, after an analysis and having assured the right to prior and full defense to the AUTHORIZED PARTY, may determine the adoption of appropriate measures, without prejudice to the claimant's filing a claim at other competent governmental agencies.

SECTION IX - FORMS OF PAYMENT FOR THE SERVICE PROVIDED

9.1. AUTHORIZED PARTY shall establish the prices for the rendering of the SCM in a fair and non-discriminatory fashion, whereas Anatel shall curb any abusive commercial practices and abusive economic power.

9.2. Pursuant to the Telecommunications Services Regulations, the AUTHORIZED PARTY shall give priority to the President of the Republic, his registered representatives, committee and support personnel, as well as to foreign heads of state during their visits or official trips within the Brazilian territory, making available, upon remuneration, the means necessary for the proper communication of such authorities.


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9.3. AUTHORIZED PARTY shall be required to assure the access, free of charge, of its subscribers to emergency services, pursuant to the regulations.

9.4. AUTHORIZED PARTY shall make available to the authorities and civil defense agents, in the event of public calamity, all the means, systems and availabilities that may be requested thereto with a view to giving them support or helping the affected population, pursuant to the regulations.

SECTION X - TRANSFER

10.1. Transfer of the authorization to render the SCM and of the authorization to use radio frequency associated thereto shall be conditional on the prior consent of Anatel, subject to the regulatory requirements.

10.2. The authorization shall only be transferred after three years counted from the actual start-up of the commercial operation of the service.

     10.2.1. In the event of a change pursuant to article 68 of the Regulations on Multimedia Communications Service, the time of the operation preceding such change shall be computed for the purposes of item 10.2.

10.3. In order to transfer the SCM authorization, the interested party shall:

I - comply with requirements that are compatible with the service to be provided, as regards technical qualification, economic and financial qualification, legal eligibility and tax good standing, presenting the documents listed on Exhibit I to the Regulations on Multimedia Communications Service;


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II -submit a declaration signed by its legal representative, in which it undertakes to comply with all the clauses of the instrument of authorization in effect, subrogating to the rights and obligations of the former authorized party.

10.4. Transfer of the authorization among controlled and controlling companies and in the cases resulting from spin-off, to be effected by Anatel at any time, upon request by the interested parties and in accordance with the provisions in clause 10.3.

10.5. Transfer of the authorization to render the SCM shall be subject to public price collection by Anatel.

10.6. Transfer of the AUTHORIZED PARTY's corporate control shall require the further approval of Anatel, seeking to maintain the conditions of the authorization or other conditions set out in the regulations. AUTHORIZED PARTY shall send to Anatel, within 60 days as of the date of registration with the competent body, an application containing its previous corporate structure, the transaction carried out, and the structure ensuing from the transaction, in addition to the documents set forth under the SCM regulations.

     10.6.1. The corporate or control changes that require Anatel's approval shall include, in the legal instrument substantiating them, a clause determining that such change is conditional on Anatel's approval.

10.7. Transfer of the authorization or corporate control of the AUTHORIZED PARTY shall not be allowed whenever it impairs competition or puts at risk performance of the commitments that have been assumed, with due regard for the general antitrust rules and, especially, article 7 of Law 9472 of 1997.

10.8. Transformation of the corporate type and change of the corporate name of the AUTHORIZED PARTY and of its direct and indirect partners shall be informed to Anatel within 20 days after registration of the act with the competent body.


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10.9. The partners' agreements regulating the transfer of quotas and shares, as well as the exercise of the voting right of the AUTHORIZED PARTY and that of its direct and indirect partners, shall be forwarded to Anatel within 15 days after registration with the competent body.

SECTION XI - MONITORING PROVISIONS

11.1. AUTHORIZED PARTY shall be subject to monitoring by Anatel, pursuant to the legal and regulatory provisions in effect, and upon request, it shall render the management accounts and permit Anatel's free access to its technical resources and accounting records.

11.2. AUTHORIZED PARTY may appoint an assignee to accompany Anatel's monitoring agents during their visits, inspections and activities.

SECTION XII - SANCTIONS

12.1. Noncompliance with the legal and regulatory provisions, as well as with the conditions or commitments related to the authorization shall subject the AUTHORIZED PARTY to the sanctions set forth in the regulations, it being assured the right to full and prior defense.

12.2. Without prejudice to other situations established in the regulations, serious infraction shall mean:

I - not to begin rendering the service within the period established herein;

II - not to pay for the fees or charges assessed on the service;

III - to offer service with the characteristics of Switch Fixed Telephone Service intended for the public at large (STFC), especially the forwarding of telephone traffic through the SCM network simultaneously originated and terminated at the STFC networks;


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IV - to offer service with the characteristics of Broadcasting Service or Pay TV
Service, Service of Distribution of Multichannel Multipoint Signals (MMDS) or Satellite Pay TV and Audio Signal Distribution Service (DTH).

SECTION XIII - EXTINGUISHMENT OF THE AUTHORIZATION

13.1 - The Authorization as well as this Instrument of Authorization shall be extinguished as a result of cessation, forfeiture, decline, waiver or annulment, pursuant to the provisions of Law 9472 of 1997.

13.2. In the event of loss of conditions that are indispensable for the issuance or maintenance of the authorization, Anatel may extinguish it by means of an act of cessation, in which case the interested party shall be assured, during the administrative proceeding, the right to adversary proceeding and full defense.

13.3. The declaration of extinguishment of the Authorization shall not eliminate the application of the applicable penalties for any violation committed by the AUTHORIZED PARTY, according to the provisions set out in the regulations and in this Instrument of Authorization.

SECTION XIV - EFFECTIVENESS, EFFICIENCY AND JURISDICTION

14.1. This Instrument shall take effect and it shall become efficient as of the publication of its excerpt in the Official Gazette of the Federal Executive.

14.2. To settle any future disputes relating to this Instrument of Authorization, the parties shall exert efforts to reach an amicable solution, and shall only resort to court channels in the event an amicable settlement is not reached, in which case, the courts of the Judiciary Section of the Federal Courts in the City of Brasilia, Federal District, shall be elected.


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In Witness Whereof, the parties sign this instrument in three (3) counterparts of equal form and content, in the presence of the undersigned witnesses, in order to produce legal and judicial effects.

Brasilia, Federal District, February 22, 2006

ANATEL
(signed)
Plinio de Aguiar Junior
Deputy President
Agencia Nacional de Telecomunicacoes - ANATEL

(signed)
Luiz Alberto da Silva
Board Member
Agencia Nacional de Telecomunicacoes - ANATEL

AUTHORIZED PARTY
(signed)
Luiz Eduardo Falco Pires Correa
Chief Executive Officer
TNL PCS S.A.

(signed)
Carlos Alberto Macedo Cidade
Regulatory Strategy Director
TNL PCS S.A.

WITNESSES


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(signed)
Dirceu Baraviera
ID: 5.380.723-SSP/SP
CPF: 045.512.308-04

(signed)
Wilma Dantas Trindade Mautoni
ID: 3.393.336-7 IFP/RJ
CPF: 387.267.857-49


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